EXHIBIT 10-26


                      HEALTH BENEFITS SERVICES AGREEMENT

 THIS HEALTH BENEFITS SERVICES AGREEMENT, including all attachments and exhibits hereto (the "Agreement"), is entered into as of January 1, 2003, by and between the National Postal Mail Handlers Union, a Division of the Laborers International Union of North America, AFL-CIO (the "Mail Handlers Union") and First Health Group Corp. ("First Health"). The Mail Handlers Union and First Health may be individually referred to herein as a "party" or collectively referred to herein as the "parties."

                                   RECITALS

      WHEREAS, certain federal government employees and annuitants and former spouses of such employees and annuitants are enrolled in a Federal Employees Health Benefits plan known as the Mail Handlers Benefit Plan ("MHBP" or "Plan"), which is established by federal government procurement Contract No. CS 1146 between the National Postal Mail Handlers Union, a Division of the Laborers International Union of North America, AFL-CIO, an unincorporated association, and the United States Office of Personnel Management; and

      WHEREAS, First Health Life and Health Insurance Company and Cambridge Life Insurance Company (collectively, the "Underwriter") underwrite and Federal Employee Plans, Inc. ("FEPI") administers the MHBP pursuant to Prime Subcontract No. L-35489 between the Underwriter, FEPI and the Mail Handlers Union (the "Prime Subcontract"); and

      WHEREAS, it is in the MHBP's best interest for the Mail Handlers Union to procure cost containment services to manage medical costs; and

      WHEREAS, so long as the Underwriter is performing underwriting services and FEPI is performing administrative services to the Mail Handlers Union, the Mail Handlers Union desires First Health to provide cost containment programs; and

      WHEREAS, First Health is a recognized leader in the business of establishing, administering, and maintaining cost containment services.

      NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, First Health and the Mail Handlers Union agree as follows:

                           ARTICLE 1   DEFINITIONS

 1.1 Agreement Year means each calendar year, beginning January 1st and ending December 31st.

 1.2 Area Network Rate means the average of the Contract Rates for a Covered Service based upon all of the Contract Providers' Contract Rates for that Covered Service in the Market Area in which the claim was incurred. This rate is also known as the "blended" rate as defined on page 70 of the Plan in effect for 2002.

 1.3 Authorized Designee means the entity or person, including but not limited to, the Mail Handlers Union, its health benefits service providers, brokers and consultants which are authorized by the Mail Handlers Union to have access to Confidential Medical Information as defined in Section 10.2.

 1.4 Claims Administrator means FEPI, or its designee (as approved by the Mail Handlers Union).

 1.5 Contract Provider means a provider of medical services that has entered into an agreement with First Health to provide medical services to Members at negotiated rates.

 1.6 Contract Rates means the negotiated rates for medical services specified in the respective agreements between First Health and the Contract Providers.

 1.7 Covered Service means a medical service provided to a Member which is eligible for payment under the provisions of the Plan.

 1.8 Enrollee means each covered active member and any other person covered under a Plan in his or her own right (such as former members or others electing temporary continuation of coverage) and not by reason of status as a dependent or spouse.

 1.9 The First Health[R] Network (the "Network") is a provider network of Contract Providers, including hospitals, physicians and ancillary service providers and a specially credentialed network of transplant providers.

 1.10 Geographic Areas means the states listed in Exhibit II of this Agreement.

 1.11 Market Area means an area identified by First Health as a market area with a sufficient number of Contract Providers located in such area so that First Health can develop the Area Network Rates.

 1.12 Member means a person entitled to benefits for medical services under the Plan.

 1.13 Non-Network Claim means a non-hospital medical claim for Covered Services from a medical provider which is not a member of The First HealthO Network.

 1.14 OPM means the United States Office of Personnel Management.

 1.15 Plan means the benefits brochure for the current year authorized for distribution by OPM entitled "Mail Handlers Benefit Plan, RI 71-07".

 1.16 PPO means a network of medical providers.

 1.17 Prime Contract means the Contract for Federal Employees Health Benefits No. CS 1146, as amended, between the Mail Handlers Union, as Carrier of the Plan, and OPM.

 1.18 Savings means the difference between billed charges (net of: (1) charges that are excluded from coverage under the terms of the Plan; (2) payments made to over 65 annuitants that are limited to Medicare allowable or approved amounts; and (3) payments due from other third party payors (including Medicare)) and the negotiated rates. Negotiated rates on bills incurred in the Network equal the Contract Rates and on non-network bills equal the negotiated discounts as specified in Section 2.2. Savings does not include claim reductions taken in accordance with Section 2.3.


                  ARTICLE 2   NETWORK AND CLINICAL SERVICES

 2.1 The First Health[R] Network. First Health will provide the Mail Handlers Union with access to the Network for Members in the Geographic Areas. First Health will provide notice to Contract Providers regarding the Mail Handlers Union's selection of the Network in conjunction with its quarterly Contract Provider bulletin, or earlier as determined practical by First Health. Subject to Section 2.6 below regarding certain Network changes, First Health may at any time, and in its sole discretion, add or delete any Contract Provider from the Network.

 2.2 Non-Network Negotiation Services. First Health will review large dollar claims, at the then-current threshold as established by First Health, that have not been repriced pursuant to Section 2.3 below, from non-network medical providers prior to claims payment and attempt to negotiate a discount from billed charges for prompt payment where feasible. In addition, First Health will evaluate claims for audit potential, make recommendations to the Claims Administrator and coordinate on-site audits as necessary. Such on-site audits will be conducted under terms and conditions mutually acceptable to First Health and the Claims Administrator.

 2.3 Market Area Network Services. First Health will provide the Mail Handlers Union with access to the Market Area Network Services in the Geographic Areas.

      2.3.1 Non-Network Claims. First Health will review Non-Network Claims incurred by Members that are submitted to First Health. First Health will reprice the claim to the Area Network Rate, in accordance with Section 2.3.2 below.

      2.3.2 Area Network Rate Repricing. For each Non-Network Claim received by First Health, First Health will identify whether the Non-Network Claim was incurred in a Market Area. If the Non-Network Claim was incurred in a Market Area, First Health will reprice the claim to the Area Network Rate. The Mail Handlers Union acknowledges that the Market Areas are subject to change by First Health from time to time.

  2.4 Clinical Software and Medical Consulting. First Health will provide access to software designed to identify opportunities for utilization review and medical case management intervention. In addition, First Health will provide access to physicians for the purpose of providing medical consulting services. First Health will provide the clinical software and physician access consistent with the provision of such services by the previous vendor and/or administrator of the Mail Handlers Union, and the fee for such access is included in the Network access fee.

 2.5 Information Provided by First Health. First Health will provide Members with information regarding Contract Providers and will provide the Claims Administrator with a camera-ready hard copy listing of Contract Providers, including annual updates, for each Geographic Area for the Mail Handlers Union or its designee to reproduce and distribute at the Claims Administrator's expense. Printed Contract Provider directories may be purchased by the Claims Administrator from First Health at the then-current rates.

 2.6 Network Improvement. First Health agrees to improve and expand the Network during the Term, and will establish a joint task force made up of representatives from both First Health and the Mail Handlers Union. When requested by the Mail Handlers Union, the task force will meet promptly to identify areas of the Network which need improvement and expansion, and to monitor progress of existing improvement and expansion efforts. In addition, First Health will maintain a toll free number for the nomination and recruitment of providers, and, if First Health intends to make major changes (either additions or deletions) in the composition of Contract Providers in any Geographic Area, First Health will notify and consult with the Mail Handlers Union regarding the substance and timing of such changes prior to taking any such action.


     ARTICLE 3   OBLIGATIONS OF THE MAIL HANDLERS UNION OR ITS DESIGNEES

 3.1 Eligibility Verification. The Claims Administrator will maintain a procedure for prompt verification during normal business hours of a Member's enrollment in the Plan.

 3.2  Communication to Members.

      3.2.1 The Claims Administrator will identify all Contract Providers as the exclusive PPO providers of Covered Services and will advise Members as to the identity of all such Contract Providers.

      3.2.2 The Claims Administrator will advise Members that the list of Contract Providers may change from time to time, with or without notice, and the Member is obligated to confirm with the Contract Provider the Contract Provider's status.

      3.2.3 The Claims Administrator will provide Members with a First Health-approved Plan identification card which prominently displays The First Health[R] Network logo and the toll-free number. The Mail Handlers Union and its designees agree not to alter or attach any information to the identification cards which materially changes any of the information contained on the identification cards, including, but not limited to, stickers and card sleeves.

      3.2.4 Upon implementation, and at least twice annually, the Claims Administrator will provide Members with information regarding the services provided pursuant to this Agreement, including the following:
      (a) instructions about how to use the services; (b) information on the toll-free number; (c) information on the obligations of the Member and of any benefits and penalties, including benefit differentials, under the Plan for use of or failure to use the services made available pursuant to this Agreement; and (d) information about incentives to encourage Members to use the services of Contract Providers through the distribution of communication materials on the Network, provision of directories or other means agreed to by the Claims Administrator and First Health.

      3.2.5 The Claims Administrator will indicate on the explanation of payment to a Contract Provider and the explanation of benefits to the Member that reimbursement is subject to the Contract Provider's agreement with First Health and the balance owed by the Member. The Claims Administrator will provide First Health with model samples of the proposed explanations of payment and benefits for approval prior to use.

      3.2.6 The Mail Handlers Union agrees that all descriptive information including, but not limited to, communication materials for distribution to Members and the information contained in the Plan, regarding First Health or the services provided by First Health may not be disseminated by the Mail Handlers Union, the Claims Administrator or other related parties without the express written approval of First Health.

 3.3 Contract Provider Payments. The Claims Administrator will submit all Members' medical services claims which it may receive to First Health in a timely manner. The Claims Administrator will pay all repriced claims within 30 days, and the Mail Handlers Union acknowledges that under the respective agreements between First Health and the Contract Providers, a Contract Provider may refuse to accept payment at the Contract Rates if the Contract Provider is not paid within 30 days of the Claims Administrator's receipt of accurate and complete bills.

 3.4 Non-Network Negotiation Services Requirements. The Mail Handlers Union agrees that as part of First Health's non-network negotiation services as described in Section 2.2: (a) the Claims Administrator is permitted to pay claims within 10 working days from the date of the negotiated agreement. The Mail Handlers Union acknowledges that no discount will be available on claims paid after the negotiated payment date; (b) the explanation of payment will clearly state that payment is being made on the basis of the First Health negotiated discount; and (c) First Health may waive retrospective bill audit review of non-network negotiated claims, except in cases of fraud or illegal activity.

 3.5 Contract Provider Information Requirements. The Mail Handlers Union acknowledges that all Contract Provider information is provided for the sole purpose of assisting the Mail Handlers Union in identifying Contract Providers to Members, and the Mail Handlers Union agrees not to modify or commingle this information with any other information.


                        ARTICLE 4   PLAN REQUIREMENTS

 4.1 Vendor for Health Benefits Services. The Mail Handlers Union represents and warrants that the Plan includes a provision which allows an outside entity, such as First Health, to provide health benefits services as set forth under this Agreement.

 4.2 Financial Incentives. The Plan currently includes financial incentives to encourage Members to access the Network for Covered Services, and the parties intend to maintain appropriate financial incentives during each Term.


                 ARTICLE 5   EXCLUSIVITY AND NON-COMPETITION

 5.1 Exclusivity. The Mail Handlers Union agrees that it will use First Health exclusively to provide all of the Members with all cost containment services specified in this Agreement. First Health intends to contract with other service providers, such as non-directed PPOs, to provide additional services to the Mail Handlers Union. If necessary, this Agreement will be amended to incorporate such additional services. In addition, the Mail Handlers Union will consider using new or additional cost containment services that may be made available by First Health on or after January 1, 2003.

 5.2 Non-Competition. The Mail Handlers Union agrees that it will not directly enter into any contract with any Contract Provider for the delivery of PPO services to its Members for at least twelve months after the termination of this Agreement. This provision shall not apply to any contracts in existence between the Mail Handlers Union and Contract Providers as of the date on which this Agreement was entered, nor shall it prohibit the Mail Handlers Union from directly contracting with any other entity that provides a PPO after termination of this Agreement.


                ARTICLE 6   DATA AND INFORMATION REQUIREMENTS

 6.1 Reliance on Data. The Mail Handlers Union acknowledges that performance of the services provided under this Agreement is dependent upon the submission of timely, accurate and complete information as required by First Health, and the Mail Handlers Union or its designee agrees to furnish such information. The Mail Handlers Union understands that failure to submit such information accurately and completely to First Health within any requested time frames may delay or prevent access to the services provided under this Agreement. The Mail Handlers Union agrees that First Health may rely on such information in performing its services under this Agreement. Further, services will be performed using the then-current data as provided by the Mail Handlers Union or its designee. First Health is not responsible for, nor does First Health have any liability under this Agreement or any applicable law for, any errors or performance failures which result from the Mail Handlers Union's or its designee's failure to provide the information, its provision of erroneous information, or use of the then-current data during the standard time period required to update information received from the Mail Handlers Union or its designee. First Health may use data provided by the Mail Handlers Union or its designee for statistical, reporting or other related commercial purposes in a manner that will not disclose any Confidential Medical Information as defined in Section 10.2.1.

 6.2 Reports. First Health will provide the Mail Handlers Union or its designee with its standard periodic reports of the on-going results of the services provided under this Agreement. For matters of special interest to the Mail Handlers Union, First Health may provide special reports which are requested in writing by the Mail Handlers Union. If First Health agrees to prepare a special report, and an additional expense will be incurred by First Health in preparing such report, First Health will promptly provide a written cost estimate and production schedule and obtain the Mail Handlers Union's approval of such costs prior to preparing the report. Notwithstanding the foregoing, First Health will not charge the Mail Handlers Union for any special report or data requests that are reasonable as to scope and cost. Further, First Health will also cooperate with the Mail Handlers Union in regard to any OPM requests for data collection and reporting requirements.


                               ARTICLE 7   FEES

 7.1  Payment of Fees.

      7.1.1 The Mail Handlers Union will require the Underwriter to pay First Health for all services provided pursuant to this Agreement as set forth in Exhibit I, the Schedule of Fees.

      7.1.2 Payment must be made by the Underwriter within 30 days after receipt by it of monthly billing statements from First Health.

      7.1.3 First Health's fees do not include taxes or governmental charges. The Underwriter will pay, or reimburse First Health for, any applicable sales, use, value added or other tax or government or regulatory agency charge imposed based on transactions hereunder, exclusive of First Health's net income or corporate franchise taxes.

      7.1.4 Effective on each anniversary date of this Agreement, First Health will annually adjust all fees that are charged on an hourly, per capita, per case, per bill, per claim or per unit basis, by giving 60 days notice to the Mail Handlers Union prior to the anniversary date of each year of this Agreement. Such fees for the next year of the Agreement will be increased by an amount equal to the percentage difference between the annual average of the CPI available for the most recently published year, and the annual average of the CPI available for the year prior to the most recently published year. For purposes of this Agreement, the term "CPI" means the Consumer Price Index - All Urban Consumers, Medical Care Services, Base Period: 1982-1984=100, Not Seasonally Adjusted. If the methodology for calculating the CPI is substantially revised, First Health will make an adjustment to such fees to produce results equivalent, as nearly as reasonably possible, to those which would have been obtained if the methodology for calculating CPI had not been so revised. First Health acknowledges that Section 7.1.4 does not apply to any percentage of Savings fees charged hereunder.


                       ARTICLE 8   TERM AND TERMINATION

 8.1 Term. The term of this Agreement is five years beginning January 1, 2003 and ending December 31, 2007, and will automatically renew for consecutive four-year terms (each, a "Term") thereafter, unless terminated as hereinafter set forth in Sections 8.2, 8.3 or 14.12.

 8.2 Termination By The Mail Handlers Union. This Agreement may be terminated by written notice thereof given by the Mail Handlers Union to First Health if any one of the following occurs:

      8.2.1 Failure of First Health to meet any material covenant, agreement, or obligation provided for in this Agreement if it has not commenced to cure any such default within 20 days and has not cured such default within 90 days after written notice thereof to First Health by the Mail Handlers Union.

      8.2.2 First Health becomes insolvent or is adjudicated as a bankrupt entity, or its business comes into possession or control of any trustee in bankruptcy, or a receiver is appointed for it, or it makes a general assignment for the benefit of creditors. If any of these events occurs: (a) no interest in this Agreement may be deemed an asset of creditors; (b) no interest in this Agreement may be deemed an asset or liability of First Health; and (c) no interest in this Agreement may pass by the operation of law without the consent of the Mail Handlers Union.

      8.2.3 The Mail Handlers Union gives not less than forty days written notice before the first submission of benefits or rates is due to OPM for the Plan year following the last Plan year of the then-current Term. Such termination will be effective at the expiration of the then-current Term.

      8.2.4 The Prime Subcontract is terminated or expires. Such termination will be effective at the end of the then-current Agreement Year.

 8.3 Termination By First Health. This Agreement may be terminated by written notice thereof given by First Health to the Mail Handlers Union if any one of the following occurs:

      8.3.1 Failure of the Mail Handlers Union to meet any material covenant, agreement, or obligation provided for in this Agreement if it has not commenced to cure any such default within 20 days and has not cured such default within 90 days after written notice thereof to the Mail Handlers Union by First Health.

      8.3.2 Failure of the Underwriter to make payment under this Agreement when due, and if payment is not made within 20 days following written notice of non-payment sent by First Health to the Mail Handlers Union, provided that such failure was not due to any action or inaction of First Health or its affiliates.

      8.3.3 The Mail Handlers Union becomes insolvent, or is adjudicated as a bankrupt entity, or its business comes into possession or control, even temporarily, of any trustee in bankruptcy, or a receiver is appointed for it, or it makes a general assignment for the benefit of creditors. If any of these events occurs: (a) no interest in this Agreement may be deemed an asset of creditors; (b) no interest in this Agreement may be deemed an asset or liability of the Mail Handlers Union; and (c) no interest in this Agreement may pass by operation of law without the consent of First Health.

      8.3.4 First Health gives not less than forty days written notice before the first submission of benefits or rates is due to OPM for the Plan year following the last Plan year of the then-current Term. Such termination will be effective at the expiration of the then-current Term.

      8.3.5 The Prime Subcontract is terminated or expires. Such termination will be effective at the end of the then-current Agreement Year.

 8.4 Obligations Upon Termination. Upon the effective date of the termination of this Agreement, in whole or in part, as applicable:

      8.4.1 The Underwriter or First Health will promptly pay to the other party all moneys due hereunder.

      8.4.2 Each party will immediately cease to use the other party's documents, systems, logos, service marks, trademarks, trade names, methods and techniques in any form.

      8.4.3 The Underwriter will immediately cease reimbursing Contract Providers at the Contract Rates except for those Members admitted to or receiving services from a Contract Provider prior to the effective date of termination. For such Members, the Underwriter may reimburse Contract Providers at the Contract Rates for the duration of the inpatient stay or for a period of 60 days after the effective date of termination for outpatient care services.


                   ARTICLE 9   LIMITED ROLE OF FIRST HEALTH

 9.1 First Health's Role in Relation to Medical Services. The parties acknowledge and agree that: (a) First Health does not provide, direct or control the provision of medical services to Members; (b) the provision of Contract Provider information in any medium by First Health is not the provision of medical diagnostic or treatment services, medical advice or health advice; (c) all decisions regarding medical services are made solely by the Member and the attending practitioner and the rendering of medical services to a Member and the results thereof are solely within the control of the provider of medical services providing the services, and the Members; and (d) execution of this Agreement and the performance of its obligations does not constitute an undertaking by the parties to render any medical services, or to assume or guarantee the results thereof to Members, or to guarantee that medical services will be rendered in accordance with generally accepted standards or procedures.

 9.2 Cooperation. The parties will cooperate as necessary in order to comply with the requirements imposed by OPM related to the services provided hereunder.


                 ARTICLE 10   CONFIDENTIALITY OF INFORMATION

 10.1 Confidential Proprietary Information.

      10.1.1 "Confidential Proprietary Information" means any non-public proprietary information, including, but not limited to, the terms of this Agreement, information about fees, computer software, business procedures and manuals, data review criteria, Contract Provider databases and directories and Contract Rates. For purposes of this Agreement, Confidential Proprietary Information does not include: (a) information publicly available by means other than wrongful disclosure or lawfully obtained from third parties without any confidentiality obligations; (b) information which is required by law or by a government agency to be disclosed by a party, provided that such party immediately notifies the other party of the requirements for such disclosure and reasonably cooperates in obtaining any protective order desired by the other party with regard to such information; (c) information independently developed by the other party; or (d) information provided to the other party with the intention that it be published, disseminated, released or distributed by such other party to Members, Contract Providers, or to the general public.

      10.1.2 The parties agree that all Confidential Proprietary Information of either party may not be disclosed, except as provided below, without the express written approval of the other party. Further, Confidential Proprietary Information may be disclosed only to those persons who need to know, and only to the extent necessary, in order to carry out the terms of this Agreement. The Mail Handlers Union will require any of its health benefits vendors with access to any Confidential Proprietary Information of First Health to keep such Confidential Proprietary Information confidential. Confidential Proprietary Information may not be used in any way not specifically allowed under this Agreement, including in each party's own business, whether or not competitive with the other party. Each party will notify the other party of any loss or accidental or unauthorized disclosure of Confidential Proprietary Information.

      10.1.3 The parties recognize that no remedy of law may be adequate to compensate either party for a breach of the provisions of this Article; therefore, both parties agree that either party may seek temporary and permanent injunctive relief against the breaching party, in addition to all other remedies which either is otherwise entitled, and this Section in no way limits such other remedies of the parties. Such temporary or permanent injunctive relief may be granted without bond which each party does hereby waive.

 10.2 Confidential Medical Information.

      10.2.1 The parties agree that legal and professional considerations require that all Confidential Medical Information be kept confidential, and each party agrees to comply with all applicable laws governing the confidentiality of Confidential Medical Information. "Confidential Medical Information" means Members' non-public medical or personal information containing information which allows the identification of the Members, the Mail Handlers Union or the Plan. In connection with the disclosure or other transfer of Confidential Medical Information among Members' medical services providers, the Mail Handlers Union and/or Authorized Designees as necessary in the performance of duties under this Agreement or upon the Mail Handlers Union's request (each, a "Confidential Medical Information Transfer"), the Mail Handlers Union will obtain from the appropriate Member(s) a valid authorization form permitting the Confidential Medical Information Transfer ("Release Authorization"). If the Mail Handlers Union requests First Health to perform a Confidential Medical Information Transfer, under the provisions of this Agreement or by other means, such request constitutes the Mail Handlers Union's representation and warranty that the requested Confidential Medical Information Transfer is to an authorized representative of the Plan for a lawful purpose and the Mail Handlers Union has obtained the appropriate Release Authorization(s). Notwithstanding the above, the Mail Handlers Union may be required to provide a copy of the applicable Release Authorization(s) prior to a Confidential Medical Information Transfer.

      10.2.2 The Mail Handlers Union agrees that First Health may release Confidential Medical Information: (a) to the Member to whom such information pertains, or his/her legal guardian or other representative, upon receipt of written authorization from such Member; and (b) as required by order of a court or administrative agency with jurisdiction in the matter.


                              ARTICLE 11   AUDIT

 Subject to Article 10, the Mail Handlers Union agrees that at its office, during normal business hours, and upon not less than 30 days advance notice, First Health will have the right to examine records which the Mail Handlers Union has kept which relate directly to services received pursuant to this Agreement. Subject to Article 10, First Health agrees that at its office, during normal business hours, and subject to First Health's standard audit procedures, the Mail Handlers Union will have the right to examine records which First Health has kept which relate directly to services provided pursuant to this Agreement. The auditing party will provide a summary of the final results of such audit or examination to the other party. Such right of examination will continue for a period of not less than five years after the date of discharge, end of the treatment, or the end of First Health's services in relation to the specific episode of care. The auditing party agrees to pay the other party for its costs incurred in supporting such audits at the audited party's then-current audit fees. Each party may require the other party's representatives to execute a confidentiality agreement prior to commencing any such audit.


                   ARTICLE 12   ADDITIONAL OPM REQUIREMENTS

 12.1 All provisions or clauses of the Prime Contract, including without limitation, the provisions listed below, that are required to be incorporated herein are so incorporated by reference thereto. For purposes of this Agreement, all applicable references in the following provisions of the Prime Contract to the "Contractor" or "Carrier" shall be treated as references to First Health, and all references to the "Contract" or "Prime Contract" therein shall be treated as references to this Agreement. The following provisions of the Prime Contract are specifically incorporated herein by reference and shall be binding on First Health:

      Section 1.6    Confidentiality of Records

      Section 3.8    Contractor Records Retention

      Section 5.19   Equal Opportunity

      Section 5.22 Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era

      Section 5.23   Affirmative Action for Workers with Disabilities

      Section 5.60   Subcontracts for Commercial Items and Commercial
                     Components


                         ARTICLE 13   INDEMNIFICATION

      Should the Mail Handlers Union incur any costs, expenses, judgments, damages, liabilities, legal fees, or other reasonable costs of litigation or defense of any claim, including reasonable attorneys' fees and costs (collectively, "Costs or Liabilities"), whether in settlement of any cause of action or threatened cause of action, which settlement First Health approves, or as a result of an order or judgment of a court of competent jurisdiction, which Costs or Liabilities result or arise from any third-party claims related to the performance of services hereunder by First Health, First Health agrees to indemnify, hold harmless and reimburse the Mail Handlers Union to the extent of any such Costs or Liabilities.


                       ARTICLE 14   GENERAL PROVISIONS

 14.1 Independent Contractors. The relationship between the parties is that of independent contractors. Nothing herein is intended or will be construed to establish any agency, employment, partnership, or joint venture relationship between the parties. Each party is solely responsible for the direction, control, and management of its subcontractors, agents and employees.

 14.2 Non-Exclusivity. The Mail Handlers Union acknowledges that First Health offers its services on a national basis, including to businesses or organizations which may be competitive with the Mail Handlers Union. The Mail Handlers Union agrees that nothing, whether contained in this Agreement or otherwise, limits, restricts or prevents First Health from providing its services to any other entity.

 14.3 No Third-Party Beneficiaries. This Agreement is entered into by and between the parties hereto solely for their benefit. The parties have not created or established any third-party beneficiary status or rights in any person or entity not a party hereto including, but not limited to, any Member, provider, subcontractor, or other third-party, and no such third-party will have any right to enforce any right or enjoy any benefit created or established under this Agreement.

 14.4 Insurance. Each party will, so long as such coverage is available in the market and at a reasonable cost within each party's judgment, at all times for the Term maintain in effect insurance that is commonly maintained by similar entities in the same types of organization or industry.

 14.5 Compliance. Each party will comply with all applicable licensing and regulatory requirements for each Geographic Area in which First Health provides services to the Mail Handlers Union under this Agreement. Upon request by the other party, each party will promptly provide to the requesting party such information and documentation as the requesting party deems necessary for its compliance with applicable licensing and regulatory requirements.

 14.6 Force Majeure. The obligations of a party under this Agreement will be suspended for the duration of any force majeure applicable to that party. The term "force majeure" means any cause not reasonably within the control of the party claiming suspension, including, without limitation, an act of God, industrial disturbance, war, riot, weather-related disaster, earthquake and governmental action. The party claiming suspension under this Section will take reasonable steps to resume performance as soon as possible without incurring unreasonably excessive costs.

 14.7 Entire Agreement; Amendments; Facsimile. This Agreement including any riders, attachments or amendments hereto, constitutes the entire agreement between the parties. This Agreement supersedes any prior agreement or understandings pertaining to the services provided hereunder, whether oral or written, and may be amended only by a writing executed by authorized representatives of First Health and the Mail Handlers Union. A facsimile or other reproductive type copy of this Agreement, so long as signed by both parties, will be considered an original and will be fully enforceable against both parties.

 14.8 Choice of Law. All terms of this Agreement are intended by the parties to be subject to interpretation in accordance with the laws of the United States. However, to the extent that federal law is deemed not to govern this Agreement and the interpretation thereof, the laws of the State of Illinois will so govern without regard to principles of conflict or choice of law.

 14.9 Assignment and Delegation. Neither party may assign its rights or duties under this Agreement without the prior written consent of the other, except that First Health may assign this Agreement or its rights and duties under this Agreement to a different subsidiary or affiliate of First Health (with the prior approval of OPM), provided that such assignment will not relieve First Health of its liabilities under this Agreement. The Mail Handlers Union acknowledges that certain services may be performed by affiliates of First Health, and First Health expressly delegates its obligations herein to perform such services to certain designated affiliates, provided that such delegation will not relieve First Health of any liability under this Agreement. This Agreement is binding upon and will inure to the benefit of the respective parties hereto and their successors and permitted assigns.

 14.10 Headings. All headings are for convenience only and may not be deemed to limit, define or restrict the meaning or contents of the Articles and Sections.

 14.11 Use of Marks. Neither party may in any way infringe upon or harm the rights of the other party in its service marks, trademarks, copyrights, and other proprietary marks. Neither party may, without the prior written approval of the other party, use any mark or name of the other party. Notwithstanding the foregoing, this provision does not prohibit the Mail Handlers Union from identifying First Health as its vendor of health benefits services nor does it prohibit First Health from identifying the Mail Handlers Union as a party to whom First Health is providing such services.

 14.12 Unenforceable Provisions. If any provision of this Agreement conflicts with the Prime Contract or is held to be illegal or unenforceable by a court of competent jurisdiction, the remaining provisions will remain in effect and the illegal or unenforceable provision will be modified so as to conform to the original intent of this Agreement to the greatest extent legally permissible. Notwithstanding the foregoing, if any such modification causes a material change in the obligations or rights of either party, upon written notice from one party to the other of the adverse effect thereof upon such notifying party, and then if the parties are not able to mutually agree as to an amendment hereto, the notifying party may terminate this Agreement upon 30 days written notice to the other party.

 14.13 Notices. Any notice required pursuant to this Agreement must be in writing and sent by registered or certified mail, return receipt requested, by fax with proof of delivery, or by a nationally recognized private overnight carrier with proof of delivery, to the addresses of the parties set forth below in this Agreement. The date of notice will be the date on which the recipient receives notice or refuses delivery. All notices must be addressed as follows or to such other address as a party may identify in a notice to the other party:

 For First Health:   First Health Group Corp.
                     3200 Highland Avenue
                     Downers Grove, Illinois  60515
                     Attn:  Mr. Edward L. Wristen, CEO
                     Fax Number:  (630) 737-7878

                     CC:  General Counsel
                     Fax Number:  (630) 737-7518

 For the Mail Handlers Union:

                     Mr. William H. Quinn, National President
                     Mr. Mark A. Gardner, National Secretary-Treasurer National Postal Mail Handlers Union
                     1101 Connecticut Ave, N.W., Suite 500
                     Washington, D.C. 20036
                     Fax Number:  (202) 833-0008

 14.14 Waiver. A waiver of a breach or default under this Agreement is not a waiver of any other or subsequent breach or default. A failure or delay in enforcing compliance with any term or condition of this Agreement does not constitute a waiver of such term or condition unless it is expressly waived in writing.

 14.15 Negotiated Agreement. Each party acknowledges that this Agreement resulted from negotiations by and between the parties, and therefore any rule of construction requiring ambiguities to be construed against the drafter of an agreement will not apply to any provision of this Agreement.

 14.16 OPM Approval. The parties recognize that this Agreement is subject to approval by OPM, and that amendments hereto when so required by law are also subject to OPM approval.

 14.17 Survivability. The provisions of Sections 5.2, 7.1 and 8.4 and Articles 9, 10, 11, 12, 13 and 14 will survive the termination of this Agreement.
 IN WITNESS WHEREOF, the parties have executed this Agreement the day and date first above written by their duly authorized officers for and on behalf of said entity.




 NATIONAL POSTAL MAIL HANDLERS UNION, A DIVISION OF THE LABORERS
 INTERNATIONAL UNION OF NORTH AMERICA, AFL-CIO d/b/a MAIL HANDLERS BENEFIT
 PLAN


 By:
        ---------------------------------------
 Title:
        ---------------------------------------
 Date:
        ---------------------------------------



 FIRST HEALTH GROUP CORP.


 By:
        ---------------------------------------
        Edward L. Wristen

 Title: CEO President & Chief Operating Officer
        ---------------------------------------
 Date:
        ---------------------------------------

   First Health[R] is a registered service mark of First Health Group Corp.


                     GEOGRAPHIC AREAS AND EFFECTIVE DATES

 Geographic    The First Health[R]       Geographic    The First Health[R]
    Area             Network                Area             Network
    ----             -------                ----             -------
     AL             1/1/2003                 MT              1/1/2003
     AK*            1/1/2003                 NE              1/1/2003
     AZ             1/1/2003                 NV              1/1/2003
     AR             1/1/2003                 NH              1/1/2003
     CA             1/1/2003                 NJ              1/1/2003
     CO             1/1/2003                 NM              1/1/2003
     CT             1/1/2003                 NY*             1/1/2003
     DE             1/1/2003                 NC              1/1/2003
     DC             1/1/2003                 ND              1/1/2003
     FL             1/1/2003                 OH              1/1/2003
     GA             1/1/2003                 OK              1/1/2003
     HI             1/1/2003                 OR              1/1/2003
     ID             1/1/2003                 PA              1/1/2003
     IL             1/1/2003                 PR*             1/1/2003
     IN             1/1/2003                 RI              1/1/2003
     IA             1/1/2003                 SC              1/1/2003
     KS             1/1/2003                 SD              1/1/2003
     KY             1/1/2003                 TN              1/1/2003
     LA             1/1/2003                 TX              1/1/2003
     ME*            1/1/2003                 UT              1/1/2003
     MD             1/1/2003                 VT              1/1/2003
     MA             1/1/2003                 VA              1/1/2003
     MI             1/1/2003                 WA              1/1/2003
     MN             1/1/2003                 WV              1/1/2003
     MS             1/1/2003                 WI              1/1/2003
     MO             1/1/2003                 WY*             1/1/2003


 * The Mail Handlers Union acknowledges that The First Health[R] Network is not fully developed.